Exhibit 2

Bogotá D.C., January 21, 2005

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on October 1, 2003 (Registration Statement No. 333-109215), as amended (the “Registration Statement”), of Ps. 293,747,000,000 aggregate principal amount of the Republic’s 11.75% Global TES Bonds due 2010 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated October 1, 2003 included in the Registration Statement, as supplemented by the Prospectus Supplement dated January 13, 2005 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004, between the Republic and JPMorgan Chase Bank, N.A.;

(iii) the global Security dated January 21, 2005 in the principal amount of Ps.293,747,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated January 21, 2005 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized (translations of which have been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172, as part of Exhibit F to the Republic’s Registration Statement No. 333-109215, as part of Exhibit 3 to Amendment No. 2 to the Republic’s 2001 Annual Report on Form 18-K, as part of Exhibit 4 to Amendment No. 3 to the Republic’s 2002 Annual Report on Form 18-K, as part of Exhibit 3 to Amendment No. 1 to the Republic’s 2003 Annual Report on Form 18-K, or as part of Exhibit 3 to Amendment No. 3 to the Republic’s 2003 Annual Report on Form 18-K): Law 80 of October 28, 1993; Law 185 of January 27, 1995; Law 781 of December

20, 2002, Decree 2681 of December 29, 1993, the Act of the Comisión Interparlamentaria de Crédito Público adopted at its meeting held on February 17, 2004; External Resolution No. 7 of November 14, 2003 of the Board of Directors of the Central Bank of Colombia; Resolution No. 2400 of September 10, 2004 of the Ministry of Finance and Public Credit and CONPES 3262 MINHACIENDA DNP: SC dated January 9, 2004; and

(vi) the following additional act of the Republic under which the issuance of the Securities has been authorized (a translation of which is attached as an exhibit hereto): Resolution No. 2895 of November 4, 2004 of the Ministry of Finance and Public Credit.

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 3 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2003 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “Validity of the Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Omar Alfonso Ochoa Maldonado

Omar Alfonso Ochoa Maldonado

Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

REPUBLIC OF COLOMBIA

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION No. 2895 of 2004

(November 4, 2004)

“Whereby Resolution No. 2400 of September 10, 2004, is supplemented”

THE MINISTER OF FINANCE AND PUBLIC CREDIT

in use of his legal powers and specially those conferred by Article 19 of Decree 2681 of 1993, and

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

By means of Resolution No. 2400 of 2004, the Ministry of Finance and Public Credit authorized the Nation to issue, subscribe and place national bond certificates in the international capital markets up to an amount of ONE BILLION US DOLLARS (US $ 1,000,000,000,000.00) or its equivalent in other currencies and other provisions are taken;

Based on authorization granted by Resolution 2400 of 2004 of the Ministry of Finance and Public Credit, an issuance of national bond certificates was carried out in the international capital markets for FIVE HUNDRED MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ 500,000,000.00) with a 10-year term; said issue took place in September 2004.

Based on authorized but non used quota granted by Resolution No. 2400 of September 10, 2004, national bond certificates will be issued. Said national bond certificates shall be denominated in Colombian Pesos (COP) to be payable in US Dollars;

Therefore, it is necessary to specify the characteristics and the denomination of the authorized and non used national bond certificates according to Resolution 2400 of September 10, 2004;

Resolution No 2895 of 2.004	November 4, 2004
Continuation of the resolution “Whereby Resolution No. 2400 of September 10, 2004, is supplemented”

RESOLVES:

ARTICLE ONE.- The External Public Indebtedness Certificates to be issued in the international capital markets based on authorized and non used quota according to Resolution 2400 of September 10, 2004; shall be national bond certificates denominated in Colombian Pesos (COP) and payable in US Dollars.

ARTICLE TWO.- The other terms, conditions and characteristics contained in Resolution 2400 of September 10, 2004, that have not supplemented hereby, will continue to be valid in its entirety.

ARTICLE THREE.- This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of November 4, 2004

(Signed)

ALBERTO CARRASQUILLA BARRERA

MINISTER OF FINANCE AND PUBLIC CREDIT